Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

NAME	JURISDICTION OF ORGANIZATION OR INCORPORATION

SEI Investments Distribution Co.	Pennsylvania
SEI Investments Management Corporation	Delaware
SEI Investments Developments, Inc.	Delaware
SEI Investments Global Funds Services	Delaware
SEI Custodial Operations Company, LLC	Delaware
SEI Trust Company	Pennsylvania
SEI Funds, Inc.	Delaware
SEI Investments, Inc.	Delaware
SEI Global Investments Corporation	Delaware
SEI Investments Canada Company	Canada (Federal)
SEI Advanced Capital Management, Inc.	Delaware
SEI Global Capital Investments, Inc.	Delaware
SEI Investments Global (Cayman), Ltd.	Cayman Islands, B. W. I.
SEI Investments Global, Limited	Ireland
SEI Investments Global Fund Services, Ltd.	Ireland
SEI Global Holdings (Cayman) Inc.	Cayman Islands, B. W. I.
SEI Investments (South Africa) Limited	South Africa
SEI Primus Holding Corporation	Delaware
SEI Investments Trustee & Custodial Services (Ireland) Limited	Ireland
SEI Private Trust Company	Pennsylvania
SEI Venture Capital Inc	Delaware
SEI Asset Korea Co., Ltd.	South Korea
SEI Investments Europe Limited	United Kingdom
SEI Investments – Unit Trust Management (UK) Ltd.	United Kingdom
SEI Investments Global (Bermuda) Ltd.	Bermuda
SEI SIMC Holdings, LLC	Delaware
SIMC Subsidiary, LLC	Delaware
SEI Global Nominee Ltd.	United Kingdom
SEI Insurance Group, Inc.	Pennsylvania
SEI Global Services, Inc.	Delaware
SEI Franchise, Inc.	Delaware
SEI Investments (Asia), Limited	Hong Kong
SEI European Services Limited	United Kingdom
SEI Trustees Limited	United Kingdom
SEI Investment Strategies, LLC	Delaware
LSV Asset Management	Delaware
LSV Employee Group, LLC	Delaware
SEI Institutional Transfer Agent, Inc.	Delaware